Exhibit 10.1

February 24, 2015

Barbara Goodstein
257 West 86th Street
Apartment #13B
New York, NY 10024

Dear Barbara:

This letter sets forth the terms and conditions of your termination of employment from Vonage Holdings Corp. (the “Company”) effective as of January 30, 2015 (the “Separation Date”).

You will receive the benefits described in the Separation Agreement & General Release below in exchange for the promises set forth therein.

SEPARATION AGREEMENT & GENERAL RELEASE

THIS AGREEMENT (the “Agreement”) is entered into by and between Barbara Goodstein (“You” or the “Employee”) and the Company.

1.	Separation Date

A.	General

Your employment with the Company terminated effective as of the Separation Date. As of your Separation Date, all benefits and perquisites of employment (including but not limited to the vesting of any stock options, restricted stock units or performance shares that were granted to you) ceased, unless otherwise stated in this Agreement.

B.	Effect on Your Equity

Following your Separation Date, you will be able to exercise any vested Company stock options or sell any Company stock during and after the next open trading window in accordance with the terms of the applicable equity plan and Company policy, as set forth below. You acknowledge that the termination of your employment does not entitle you to accelerated or continued vesting after your Separation Date under any Non-Qualified Stock Option Agreement, Restricted Stock Unit Agreement, the Vonage 2006 Incentive Plan, or the 2014 Long Term Incentive Plan. You acknowledge and agree that:

(i)
pursuant to the grant of nonqualified stock options to purchase shares of the Company’s common stock that the Company made to you with a Date of Award of September 4, 2012, you had, as of your Separation Date, 400,000 vested and outstanding nonqualified stock options which, notwithstanding Section 4(a) of the applicable nonqualified stock option agreement, will terminate and be of no force or effect one hundred eighty (180) days following your Separation Date; and

(ii)
pursuant to the grant of nonqualified stock options to purchase shares of the Company’s common stock that the Company made to you with a Date of Award of April 1, 2013, you had, as of your Separation Date, 77,097 vested and outstanding

23 Main Street • Holmdel, New Jersey 07733
Tel: 732-528-2600 • Fax: 732-202-5221

nonqualified stock options which, notwithstanding Section 4(a) of the applicable nonqualified stock option agreement, will terminate and be of no force or effect one hundred eighty (180) days following your Separation Date.

You acknowledge and agree that, other than the 477,097 vested and outstanding stock options specified in Subsections 1.B.(i) and 1.B.(ii) above, all other awards of stock options, restricted stock units, performance stock units or any other equity awards terminated, and are of no force or effect, as the Separation Date. You further acknowledge and agree that after your Separation Date, you remain subject to the Company’s Claw-back Policy, to which you previously agreed.

2.	Post-Employment Payments

A.
The Company agrees to pay to you a gross sum in the amount of FOUR HUNDRED FORTY NINE THOUSAND FIVE HUNDRED SIXTY U.S. DOLLARS (S449,560.00), which is equivalent to fifty-two (52) weeks of your regular base salary, less applicable withholding and deductions (the “Post-Employment Payment”). The Post-Employment Payment shall be paid to you by the Company during its regular payroll cycle over the twelve (12) month period following your Separation Date, but in no event less frequently than biweekly, provided that the first payment of the Post-Employment Payment shall be made on the sixtieth (60th) day after your Separation Date (the “Payment Commencement Date”) and shall include payment of any amounts that otherwise would be due prior thereto, less any applicable taxes and deductions, but shall be reduced by any payments that the Company paid to you between the Separation Date and the Payment Commencement Date that were not attributable to your accrued/unused flexible days off (“FDO”). Any negative vacation balances or travel advances owed to the Company will also be deducted, if applicable.

B.
The Company further agrees to pay you an additional gross sum in the amount of TWO HUNDRED EIGHTY ONE THOUSAND SEVENTY THREE DOLLARS ($281,073) with respect to your 2014 bonus, less applicable taxes (the “Bonus Payment”). Payment of the Bonus Payment will occur on the Company’s first payroll date reasonably practicable following the Effective Date (as defined in Section 4 below). For purposes of clarity, you will not be eligible for any bonus, pro-rata or otherwise based upon your or the Company’s 2015 performance.

C.
You may retain the smart phone and computer that were provided to you by the Company (the “Retained Hardware”), provided you deliver the Retained Hardware to the attention of Michael Porta at the Company (using a method that insures the Retained Hardware and provides proof of delivery). Once all confidential and other Company-related information is removed from the Retained Hardware, the Retained Hardware will be returned to you.

D.
Your receipt of the Post-Employment Payment and the Bonus Payment is in consideration for, among other things, the restrictive covenants and general release of all claims to which you have agreed and is contingent upon (a) your signing this Agreement within twenty one (21) days after your receipt of this Agreement and (b) not revoking this Agreement within seven (7) days after acceptance and (c) your return of all Company property, except as provided in Section 2.C. above, including but not limited to, your identification badge, building access key card, VPN token, WEBEX account cards, Company credit card(s), records, reports, files and documents, whether in hardcopy or electronic format, and any other physical property or equipment of the Company, no later than March 9, 2015. Please contact Renee Pescatore in Human Resources to make arrangements to return the Company’s property.

3.	Post-Termination Benefits

Following your Separation Date, you will be eligible to receive six (6) months outplacement assistance from the Company through Lee Hecht Harrison, which must be initiated with Lee Hecht Harrison within sixty (60) days of your Separation Date, the details of which will be provided to you under separate cover.

Your employee benefits under the Company’s employee medical, dental, vision, and prescription drug benefit programs as currently enrolled terminated at 11:59 PM ET on the last day of the month of your Separation Date. Your coverage for life insurance, short and long term disability, and any other employee benefit plans or programs terminated at 11:59 PM ET on your Separation Date. Your 401(k) contribution, if any, and the Company’s match, if any, were deducted from your final paycheck and will be deducted from any FDO payout, but not out of the Post-Employment Payment or Bonus Payment you will receive in accordance with this Agreement. At the end of the month following your Separation Date, you may be eligible for continued health insurance under COBRA, provided that you properly elect such benefits within the election period defined in your COBRA package. Provided you timely elect COBRA coverage, Vonage will fully subsidize such coverage through July 31, 2015 (a period of six (6) months from your Separation Date). Once the subsidized period ends, you may continue the coverage by remitting the monthly premiums directly to the COBRA administrator.  To the extent permitted by law, you may continue on COBRA for a total period of eighteen (18) months from your Separation Date (including the subsidized period).

You acknowledge and understand that the payments and benefits set forth in Section 2 and this Section 3 are at a minimum in accordance with the terms of your offer letter dated June 25, 2012 and are ample consideration for the General Release and Covenant Not to Sue herein. Your last regular paycheck has been paid to you, and the portion of your accrued/unused FDO payment that was not previously paid to you will be paid to you on the Company’s next normal payroll date. Your last regular paycheck, your FDO payment (if applicable) the Post-Employment Payment and the Bonus Payment constitute full payment of any obligations to you, including, but not limited to, all salary, wages, bonuses, accrued flexible days off (FDO) pay, commissions, holiday pay, severance pay, employee benefits, housing allowances, relocation costs, interest, outplacement costs, fees, reimbursable expenses, stock and any and all other benefits and compensation or payments of any nature due to you, if any, other than (a) the consideration set forth in this Agreement, and (b) any reasonable outstanding expense reimbursements submitted within thirty (30) days of your Separation Date in accordance with the Company’s standard expense reimbursement policies and practices. You agree that you are not entitled, and will not assert that you are entitled, to any other payment or amounts. You further acknowledge and represent that you received any leave to which you were entitled or which you requested, if any, under the Family Medical Leave or the NJ Family Leave Act, and that you did not sustain any workplace injury during your employment with the Company.

4.	General Release

As a material inducement to the Company to enter into this Agreement and in consideration of the Company’s obligations under this Agreement, and in return for the consideration and post-termination benefits you are to receive pursuant to Sections 2 and 3 above, you, for yourself, your heirs, executors, administrators, trustees, legal representatives, successors and assigns (collectively referred to as "Releasing Party"), hereby forever fully release and discharge the Company, and each of its past and present affiliates, parents, subsidiaries and divisions, and each of their past and present directors, officers, partners, shareholders, employees and agents in their respective capacities as such, and the heirs, executors, administrators, successors and assigns of each of them (collectively referred to as the "Released Party"), from all claims, charges, demands, sums of money, actions, rights, causes of action, obligations and liabilities of any kind or of any nature whatsoever, at law or in equity, which the Releasing Party ever had, now has or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever, whether known or unknown, and whether heretofore asserted or unasserted, whether based on contract, tort, statute, local ordinance, regulation or any comparable law in any jurisdiction, from the beginning of the world to the date of this Agreement, including, but not limited to, claims arising out of or relating to your employment by the Company and the termination of such employment; claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, Sections 1981 through 1988 of Title 42 of the United States Code, the Equal Pay Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification (“WARN”) Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Sarbanes-Oxley Act, the Securities Exchange Act or any similar state law, regulation or rule; the New Jersey Civil Rights Act, the New Jersey Equal Pay Act, the New Jersey Law Against Discrimination, the New Jersey wage-hour and wage-payment laws, the New Jersey Worker Health and Safety Act, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, the New Jersey Occupational Safety and Health Laws, the New Jersey Gender Equity Act, the New Jersey Statues Annotated, "Workers' Compensation: Retaliation" provision, the New Jersey Statutes Annotated, "Political Activities of Employee" provision and any other federal, state or local statute, rule, regulation and ordinance; any claims asserting wrongful termination, discrimination, retaliation, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation and defamation; claims for fraud, libel, slander, breach of implied or express, oral or written, contract, tort, promissory estoppel, or under common law or in equity; and any claims for attorneys’ fees and costs.

You acknowledge and agree that the Separation Benefits and other benefits to be provided to you under this Agreement are more beneficial to you than you would receive if you asserted your rights under the Uniformed Services Employment and Reemployment Rights Act of 1994 as applicable.

ADEA Special Release: You acknowledge that the release of claims under the Age Discrimination in Employment Act (“ADEA”) is subject to special waiver protection. Therefore, you specifically agree that you knowingly and voluntarily release and waive any rights or claims of discrimination under the ADEA. In particular, you represent and acknowledge that you understand the following: (a) you are waiving rights or claims for age discrimination under the ADEA in exchange for the payments described herein, which are in addition to anything of value to which you are otherwise entitled; (b) you have been given an opportunity to consider fully the terms of this Agreement, for twenty one (21) days, although you are not required to wait twenty one (21) days before signing this Agreement (c) you have been advised to consult with an attorney of your choosing before signing this Agreement; (d) you understand you have seven (7) days after you sign this Agreement in which to revoke it (“Revocation Period”) and that you may do so by providing written notice to the Company of your intent to revoke, and actual revocation of, this Agreement, You understand and agree that this Agreement shall not become effective or enforceable until the date when the Revocation Period has expired without your having revoked this Agreement prior thereto (“Effective Date”).

These releases do not release claims to enforce the terms and conditions of this Settlement Agreement and General Release, and do not release claims that cannot be released as a matter of law, including but not limited to (a) your right to file a claim or participate in a charge of discrimination by the Equal Employment Opportunity Commission, or any other local, state or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give you the right to recover any monetary damages against the Company - your release of claims herein bars you from recovering such monetary relief from the Company); (b) claims under any indemnification provisions for necessary expenditures or losses by you pursuant to applicable state law; (c) claims prohibited from release for any claim or right on account for wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made; (d) claims made under workers’ compensation or unemployment law; or (e) as set forth in applicable state law.

You acknowledge that you have been advised to consult with legal counsel and are familiar with any applicable state law that prohibits the release of known and unknown claims, and you expressly waive your rights under any such law that may limit a general release of claims to claims that are known to exist as of the date of this Agreement.

You understand and agree that claims or facts in addition to or different from those which are now known or believed by you to exist may hereafter be discovered, but it is your intention to release all claims you have or may have against the Company, its officers, directors, employees or agents, whether known or unknown, suspected or unsuspected.

In consideration of your agreement, covenants and the release set forth herein, the Company hereby forever fully releases and discharges you from all claims, charges, demands, sums of money, actions, rights, causes of action, obligations and liabilities of any kind or of any nature whatsoever, at law or in equity, of which the Chief Legal Officer of the Company has actual knowledge as of the date of this Agreement, provided that nothing herein shall prevent the Company from enforcing its Claw-back Policy against you.

5.	Covenant Not to Sue

You agree, to the fullest extent permitted by law, not to commence, maintain, prosecute or participate in any action or proceeding of any kind against a Released Party, their past and present affiliates, parents, subsidiaries and divisions, or their respective directors, officers, partners, shareholders, employees or agents, and successors or assigns, arising out of any act, omission, transaction or occurrence occurring up to and including the date of this Agreement concerning any of the claims released in Section 4 hereof, and warrant that you have not done so as of the date of this Agreement.

6.	Cooperation

You agree that you shall (a) cooperate with and assist the Company and their attorneys in any lawsuit, claim, arbitration or proceeding in which the Company is, or may become, involved, and (b) provide information and assistance, and shall comply with any request, and be available, to provide testimony, assistance and information, and to furnish and execute any document required or requested in connection with any such lawsuit, claim, arbitration or proceeding. The Company shall reimburse you for the time that you spend cooperating with the Company in accordance with this Section 6 that is in excess of thirty (30) hours in the aggregate at the rate of four hundred dollars ($400.00) an hour, less any applicable taxes and deductions. In the event that the parties reasonably determine that there is an actual or potential conflict of interest adverse to you that may reasonably be expected to occur in the course of your cooperation pursuant to this Section 6, the Company shall make available to you, or shall reimburse you for reasonable legal fees in connection with retaining, mutually acceptable legal counsel.

7.	No Reinstatement

You hereby waive any right to, and agree not to seek reinstatement of employment with the Company or any Released Party. The Company shall have no obligation to rehire or otherwise engage you and its failure to do so shall not be deemed retaliatory under any law.

8.	Confidentiality

The parties agree to maintain the terms of this Agreement as confidential, and neither party, nor any person or entity acting on such party’s behalf, shall disclose such terms to any third party, except to such party’s attorney or as required by law, including any disclosure required under federal securities laws, provided that the Company may disclose such information to persons with a business need to know the contents of this Agreement, and that you may also disclose to your spouse or domestic partner, and for legitimate business reasons, to legal, financial and tax advisors. You agree not to disclose, use or otherwise misappropriate any trade secrets or other confidential and proprietary information belonging to the Company, its employees, directors, managers, customers, partners or suppliers, or acquired by you with respect to the Company, its employees, directors, managers, customers, partners or suppliers, during your employment with the Company. You acknowledge that, except as provided in Section 12 herein, the provisions of the Company’s Employee Confidentiality and Innovations Agreement and the Employment Covenants Agreement which you signed effective as of March 17, 2014 (the “ECA”), shall remain in effect after your Separation Date, and that you will inform any subsequent employer of your obligations there under. Further, if requested to do so by the Company after your Separation Date, you will reaffirm your obligations under the Company’s Employee Confidentiality and Innovations Agreement and the ECA, in writing.

9.	Non-Disparagement

You agree that neither you, nor anyone acting on your behalf, shall make, directly or indirectly, any derogatory, disparaging or critical statement about the Company or any of the Company’s current or former officers, directors, employees or agents either orally, in writing or electronically, including, but not limited to, on any social media or blogging sites, and the Company agrees that it shall direct the Chief Executive Officer, the Chief Financial Officer, the Chief Legal Officer, its senior human resources officer and its senior public relations officer (the “Company Representatives”), other than in the good faith performance of their duties or as legally or fiduciarily required in their good faith judgment, not to disparage or encourage or induce others to disparage you either orally, in writing or electronically, including, but not limited to, on any social media or blogging sites. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall prohibit or restrict you or the Company Representatives from truthfully and in good faith: (i) disclosing that you are no longer employed by the Company; (ii) making any disclosure of information required by law; (iii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s designated legal, compliance or human resources officers; or (iv) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

10.	Survival of Agreement Terms

The covenants, representations, and agreements contained herein shall survive the execution and delivery of this Agreement and the payment(s) referred to in Section 2 of this Agreement.

11.	Non-Admission

It is understood and agreed that you and the Company are entering into this Agreement voluntarily, and that this Agreement shall not in any way be construed at any time or for any purpose as an admission: (a) against the Company of any liability to you; or (b) that the Company has acted wrongfully with respect to you. The Company specifically disclaims any liability for any wrongful acts against you on the part of itself, its current and former directors, officers, managers, employees, and agents. This Agreement shall not be offered, used or considered as evidence in any proceeding, except to the extent necessary to enforce its terms.

12.	Survival of Prior Agreements

You agree and acknowledge that the terms set forth in the Company’s Employee Confidentiality and Innovations Agreement, the Non-Compete Agreement, the ECA, and the Claw-back Policy Consent Form, which were executed by Employee, will remain in full force and effect.

13.	Legal Fees

Within thirty (30) days after presentation of appropriate documentation to the Company, the Company shall reimburse your reasonable and documented legal fees incurred in connection with the drafting, negotiation and execution of this Agreement up to a maximum of twenty-two thousand five hundred dollars ($22,500).

14.	Arbitration

You and the Company further agree that any and all disputes arising out of the terms, interpretation, application or alleged breach of this Agreement shall be subject to binding arbitration, which shall be conducted in Monmouth County, New Jersey, before JAMS, pursuant to its Employment Arbitration Rules and Procedures (“JAMS” Rules”). The costs of the arbitrator shall be shared equally between the parties. If any legal or equitable action or arbitration is necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to a reasonable sum for attorneys’ fees and costs. Notwithstanding the foregoing, either party shall have the right to obtain provisional remedies or interim relief from a court of competent jurisdiction for any claim or controversy arising out of or related to violations of Section 8 of this Agreement. THE PARTIES HEREBY WAIVE THEIR RIGHT TO A TRIAL BY JURY AS TO THE ARBITRABLE CLAIMS.

15.	Entire Agreement/Modification/Law/Place of Litigation/Successors and Assigns

This Agreement: (a) constitutes the sole and complete understanding and agreement between the parties hereto with respect to the matters set forth herein, and, except as provided in Section 12 hereof, there are no other agreements or understandings, whether written or oral and whether made contemporaneously or otherwise, that are binding upon the parties hereto; (b) may not be amended unless in a writing signed by the parties hereto; (c) shall be subject to, governed by and construed and enforced in accordance with the laws of the State of New Jersey, without reference to any conflicts of law principles; (d) any action to enforce the terms of this Agreement shall be brought in a court of appropriate jurisdiction sitting within the State of New Jersey; and (e) shall inure to the benefit of and be binding upon the heirs, devisees, legatees, executors, administrators, successors, assigns, officers, directors and affiliates of each of the parties hereto.

16.	Enforceability

In the event that one or more provisions of this Agreement shall for any reason be held to be illegal or unenforceable, the remaining provisions shall continue in full force and effect. However, upon a finding that Sections 4 and/or 5 hereof, in whole or part, are illegal, or unenforceable, you shall be required, at the option of the Company, either to return the payment referred to in Section 2 hereof, or to execute a Release and Waiver and/or Covenant Not to Sue that is legal and enforceable.

17.	Section 409A

It is intended that the provisions of this Agreement be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and Treasury guidance thereunder as in effect from time to time (collectively hereinafter, “Section 409A”), and, to the maximum extent permitted, this Agreement shall be limited, construed and interpreted in accordance with such intent. For purposes of this Agreement, references to a “termination” or “termination of employment,” shall mean a “separation from service” within the meaning of Section 409A. If, as of the date of your separation from service, you are “specified employee” (within the meaning of Section 409A(a)(2)(B)), then with regard to any payment or provision of any payment or benefit that is considered to be “nonqualified deferred compensation” under Section 409A and is payable upon your separation from service, such payment or benefit shall not be made or provided until the earlier of the expiration of the six-month-and-one-day period measured from the date of your separation from service or your death. Upon the expiration of such delay period, all payments and benefits delayed pursuant to this paragraph shall be paid or reimbursed to you in a lump sum on the first business day after the delay period, and all remaining payments shall be provided in accordance with their regularly scheduled payment dates. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year, provided, that, this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred. For purposes of Section 409A, your right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event shall the Company be liable for any additional tax, interest or penalties that may be imposed on you for failing to comply with Section 409A.

18.	Captions

Captions are inserted for each of reference only and shall not modify the meaning of any provision of this Agreement.

19.	Acknowledgement

You acknowledge and agree that you have read and fully understand this Agreement, including the release and covenant not to sue; you assent to all of the terms and conditions of the Agreement; you have had an opportunity to consult with counsel of your choice before signing this Agreement, or have elected not to retain legal counsel; you are fully aware of the legal and binding effect of this Agreement; and you are signing this Agreement knowingly and voluntarily, without coercion, and based upon your own judgment and not in reliance upon any promises made by the Company or any Released Party other than those contained in this Agreement.

Barbara, if you wish to accept the terms of this Agreement, please sign on the line provided below and return the original to my attention no later than twenty-one (21) days following your receipt of this Agreement.

Sincerely,

/s/ Michael Porta

Michael Porta
Vice President Human Resources

I have read and understand the Agreement above and agree to be bound by its terms and conditions

Dated:     March 6, 2015                    _/s/ Barbara Goodstein___________
Barbara Goodstein

VONAGE HOLDINGS CORP.

By: ___/s/ Michael Porta_________________________
Vice President Human Resources